UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

GLOBAL NET LEASE, INC.

(Exact name of registrant as specified in its charter)

Maryland	45-2771978
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

650 Fifth Avenue, 30th Floor, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

This Amendment No. 2 amends the Registration Statement on Form 8-A originally filed by Global Net Lease, Inc. (the “Company”) with the Securities and Exchange Commission on April 9, 2020, as amended by Amendment No. 1 filed on February 26, 2021 (the “Registration Statement”). This Amendment No. 2 is being filed to reflect the expiration of preferred stock purchase rights (the “Rights”) of the Company.

Item 1. Description of Registrant’s Securities to be Registered.

On September 12, 2023, the Company and American Stock Transfer and Trust Company, LLC, as rights agent (the “Rights Agent”), entered into an Amendment No. 2 (the “Second Amendment to Rights Agreement”) to the Rights Agreement, dated as of April 9, 2020, as amended by the Amendment to Rights Agreement dated as of February 26, 2021, by and between the Company and the Rights Agent (the “Rights Agreement”).

The Second Amendment to Rights Agreement accelerates the expiration of the Rights under the Rights Agreement by amending the definition of “Final Expiration Date” to mean 9:00 a.m. Eastern Time on September 12, 2023. Consequently, the Rights Agreement terminated at that time. At the time of the termination of the Rights Agreement, all Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement expired.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment to Rights Agreement, which is filed as Exhibit 4.3 to this registration statement.

Item 2. Exhibits

Exhibit No.	Description

3.1	Articles of Restatement of Global Net Lease, Inc., effective February 24, 2021 (incorporated by reference to an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on February 23, 2023).
4.1	Rights Agreement, dated April 9, 2020, between Global Net Lease, Inc. and American Stock Transfer and Trust, LLC, as Rights Agent (incorporated by reference to an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on February 23, 2023).
4.2	Amendment to Rights Agreement, dated February 26, 2021, between Global Net Lease, Inc. and American Stock Transfer and Trust, LLC, as Rights Agent (incorporated by reference to an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on February 23, 2023).
4.3	Second Amendment to Rights Agreement, dated September 12, 2023, between Global Net Lease, Inc. and American Stock Transfer and Trust, LLC, as Rights Agent (filed herewith).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on this 12th day of September, 2023.

GLOBAL NET LEASE, INC.

By:	/s/ James L. Nelson
Name:	James L. Nelson
Title:	Co-Chief Executive Officer and President